Exhibit 10.9

17645 Wright St, Suite 300 Omaha, NE 68130 www.MilanLaser.com

Offer Highlights

This agreement is made this 3rd day of August 2020 by and between Milan Laser Corporate, a Nebraska corporation, hereinafter referred to as "Milan" and Clint Weiler, hereinafter referred to as "Employee."

Dear Clint,

Congratulations! As part of your employment, you will report directly to Abe Schumacher and Shikhar Saxena, but will also be part of the leadership team.

We would like to confirm our offer of employment to you by reiterating some of the specifics:

Position Title:	Chief Financial Officer

Base Salary:	$260,000.00 Base Annual Salary paid per company policy.

Bonus:	Up to $20,000 every 6 months, (up $40,000 annually) based on EBITDA.

All bonus plans are reviewed yearly, and only payable if you remain employed by the Company.

401(k) Plan:	Eligible after one year of employment.

Other Benefits:	As set forth in our handbook.

Non-Compete Agreement:	Our standard non-compete agreement must be on file

Relocation Reimbursement:	$15,000, to be paid within 2 weeks of signature of contract and all on-boarding documents.

Phantom Units to be Awarded:	1%. Please refer to separate phantom unit document.

Severance:	If at any point, employee is terminated by Milan, employee will receive one year of base salary payable within 30 days of termination. If employee voluntarily resigns, no severance monies will be paid.

As with all our employees, your employment will be "at-will" and may be terminated at any time by either party. The parties agree that this document supersedes all prior agreements between the parties and neither party has any further obligations under any prior agreements.

For further details of your employment, please see below.

17645 Wright St, Suite 300 Omaha, NE 68130 www.MilanLaser.com

Employment Agreement

WHEREAS, Milan desires to employ the Employee as a professional of Milan for such terms as are prescribed herein;

NOW, THEREFORE, Milan and Employee mutually agree as follows:

1.	Position of Employment. The Company will employ the Employee in the position of Chief Financial Officer and, in that position, Employee will report to the CEOs of Milan and other employees based on Milan's organizational diagram. Milan retains the right to change Employee's title, duties, and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change in Employee's duties shall be consistent with Employee's training, experience, and qualifications.

The terms and conditions of the Employee's employment shall, to the extent not addressed or described by this Employment Agreement, be governed by Milan's Policies and Procedures Manual and existing practices. In the event of conflict between this Employment Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

2.	Term of Employment. Employee's employment with Milan shall begin on September 8, 2020. Employment shall be on "at will" basis unless:

a.	Such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

3.	Compensation and Benefits.

a.	Salary and Bonus - Please refer to aforementioned offer letter for salary and bonus.
b.	Benefits – Benefits will be per standard Milan benefit package available through Milan's Human resources department.
c.	Phantom units – Please refer to separate phantom units document.

4.	Duties and Performance. The employee acknowledges and agrees that he is being offered a position of employment by Milan with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit Milan, and he agrees that his continued employment with Milan, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of her duties in her position as Chief Financial Officer, or in such other position to which he may be assigned.

a.	General Duties. Employee shall render to the very best of the Employee's ability, on behalf of Milan, services to and on behalf of Milan, and shall undertake diligently all duties assigned to him by Milan.
b.	Employee shall devote his full time, energy and skill to the performance of the services in which Milan is engaged, at such time and place as Milan may direct. Employee shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the Managing Members.
c.	Employee shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with her employment on behalf of Milan.
d.	Employee shall have no authority to enter into any contracts binding upon Milan, or to deliberately create any obligations on the part of Milan, except as may be specifically authorized by the Managing Members of Milan.

5.	Specific Duties. Please refer to CFO job description.

17645 Wright St, Suite 300 Omaha, NE 68130 www.MilanLaser.com

6.	Confidentiality. Employee agrees that at all times during Employee's employment and following the conclusion of Employee's employment, whether voluntary or involuntary, Employee will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an employee of Milan or to any employee of Milan who does not also have access to such Confidential Information, without express written authorization of the Managing Members of Milan. "Confidential Information" shall mean any trade secrets or Company proprietary information, including but not limited to manufacturing techniques, processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information Milan receives in confidence from any other party, or any other secret or confidential matters of Milan. Additionally, Employee will not use any Confidential Information for Employee's own benefit or to the detriment of the Company during Employee's employment or thereafter. Employee also certifies that employment with Milan does not and will not breach any agreement or duty that Employee has to anyone concerning confidential information belonging to others.

7.	Termination of Agreement. Without cause, Milan may terminate this agreement at any time with written notice to the Employee. If Milan requests, the Employee will continue to perform her duties and may be paid his regular salary up to the date of termination. If at any point, employee is terminated by Milan, employee will receive one year of base salary payable within 30 days of termination.

Without cause, the Employee may terminate employment upon a 28 days' written notice to Milan. Employee may be required to perform her duties and will be paid the regular salary to date of termination. If employee terminates employment, no severance monies will be paid.

8.	Other Documents. Employee must sign Milan's standard non-compete agreement as well as all other on-boarding documents that all other Milan employees sign to be employed at Milan.

9.	General Provisions.

a.	Nature of Agreement; Miscellaneous. This Employment Agreement between Milan and Employee shall supersede all previous employment agreements. It is personal to each of the parties hereto, and neither party may assign nor delegate any of its or her rights or obligations hereunder without first obtaining the written consent of the other party. It shall be subject to the following:
i.	This agreement may be amended from time to time as mutually agreed to by all parties. No amendments or additions shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
ii.	This agreement shall supersede all previous employment agreements and be governed in all respects whether as to validity, construction, capacity, performance or otherwise by the laws of the State of Nebraska.

IN WITNESS WHEREOF, Milan and Employee have executed and delivered this Agreement as of the date written below.

By:	/s/ Shikhar Saxena
Name:	Shikhar Saxena
Title:	Co-CEO
Date:	August 3, 2020

ACKNOWLEDGED AND ACCEPTED BY:

/s/ Clint Weiler	8/3/2020
Clint Weiler	Date